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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
KEMET Corporation:

        We consent to the use of our report dated April 25, 2003, on the consolidated financial statements of KEMET Corporation and subsidiaries as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report refers to the Company's adoption of the provisions of Statement of Financial Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets," effective April 1, 2002.

/s/ KPMG LLP
KPMG LLP
Greenville, South Carolina
July 23, 2003

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CONSENT OF INDEPENDENT AUDITORS